EXHIBIT 99.1

Transocean Ltd. Announces Exercised Options Totaling $89 Million

STEINHAUSEN, Switzerland, November 18, 2025—Transocean Ltd. (NYSE: RIG) today announced contract fixtures for one ultra-deepwater drillship and two harsh environment semisubmersibles. In aggregate, the fixtures represent approximately $89 million in firm contract backlog.

In Brazil, Petrobras exercised a 90-day option for the Deepwater Mykonos in direct continuation of its current program. The program is expected to contribute approximately $33 million in backlog.

In Norway, a two-well option was exercised for the Transocean Enabler at a dayrate of $453,000 per day, excluding additional services.

In Romania, OMV Petrom exercised a one-well option for the Transocean Barents at a dayrate of $480,000 per day.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. Transocean The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services and operates the highest specification floating offshore drilling fleet in the world.

Transocean owns or has partial ownership interests in and operates a fleet of 27 mobile offshore drilling units, consisting of 20 ultra-deepwater floaters and seven harsh environment floaters.

Forward-Looking Statements

The statements described herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements could contain words such as “possible,” “intend,” “will,” “if,” “expect,” or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are beyond Transocean’s control, and in many cases, cannot be predicted. As a result, actual results could differ materially from those indicated by these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks relating to the terms and timing of the Tender Offer, including the acceptance for purchase of any Notes validly tendered and the expected expiration time and the satisfaction or waiver of certain conditions of the Tender Offer, risks relating to the closing of the New Notes Offering, including the terms and timing thereof and the satisfaction of customary closing conditions, conditions in financial markets, investor response to the New Notes Offering and the Tender Offer, and other factors, including those risks discussed in the section entitled “Risk

Factors” in Transocean’s most recent Annual Report on Form 10-K for the year ended December 31, 2024, and in Transocean’s other filings with the United States Securities and Exchange Commission (the “SEC”), which are available free of charge on the SEC’s website at: www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to Transocean, the Company or to persons acting on their behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. Transocean expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law.

Analyst Contact:

Alison Johnson

+1 713-232-7214

Media Contact:

Kristina Mays

+1 713-232-7734